FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is made by and between Robert J. Walker (“Employee”) and Cumulus Media Inc. (“Company”) on this 19th day of February, 2016.
WHEREAS, Employee and Company are parties to that certain Employment Agreement dated January 1, 2015 (“Agreement”);
WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and
WHEREAS, this First Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.
NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:
1.Section 4.3 and Appendix A of the Agreement is deleted in their entirety and the following is inserted in lieu thereof:
“4.3 Annual Bonus. At the end of calendar year 2016, Employee shall be eligible to receive an annual bonus in a target amount of $160,000, and at the end of calendar year 2017, a target amount of $170,000, or such higher amounts as determined in the sole discretion of the Chief Executive Officer. With regard to each such calendar year, at the sole election of the Chief Executive Officer, the Chief Executive Officer will propose to the Compensation Committee of the Board of Directors of the Company an executive incentive plan (“EIP”) that establishes the bases upon which bonus decisions for such Executive are to made for that year. Such bases may include, without limitation, the achievement of performance criteria/goals relating to Employee, the various Job Duties of Employee, and/or the performance of the Company as a whole, as such criteria and goals are determined each year in good faith by the Chief Executive Officer. In the event that the Compensation Committee approves an EIP proposed by the Chief Executive Officer, such EIP shall be the basis upon which any bonus is awarded to Employee for that year. If the Compensation Committee does not approve an EIP for any given year, or the Chief Executive Officer elects not to propose one, the bases for awarding a bonus to Employee for that year shall be governed by the bonus provisions of this Agreement that were in effect immediately prior to January 1, 2016. Bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant year, and all bonuses will be paid after sales adjustments and bad debt are taken into consideration. In the event that Employee is not a Cumulus employee at the end of any given year, Employee will not be eligible for an annual bonus related to Employee’s last year of employment. To be eligible for an annual bonus, Employee must be employed by the Company for the duration of the annual period, as no pro rata bonuses are earned or paid.”
2.All capitalized terms used herein, unless given specific definitions in this First Amendment shall have the definition ascribed to such terms in the Agreement.
3.This First Amendment shall be effective as of January 1, 2016 (the “Effective Date”).

Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
This First Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this First Amendment the day and year indicated herein.

COMPANY		EMPLOYEE
Cumulus Media Inc.		Robert J. Walker
By:	/s/ Richard Denning	/s/ Robert J. Walker
Name:	Richard Denning
Title:	SVP

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